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EXHIBIT 16. LETTER FROM KPMG PEAT MARWICK LLP, DATED MARCH 18, 1998.

March 18, 1998

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for PC411, Inc. and, under the date of March 26, 1997, we reported on the financial statements of PC411, Inc. as of and for the years ended December 31, 1996 and 1995. On March 11, 1998 our appointment as principal accountants was terminated. We have read PC411's statements included under Item 4 of its Form 8-K dated March 18, 1998, and we agree with such statements, except that we are not in a position to agree or disagree with PC411's statement that the change was approved by the Audit Committee of the board of directors, and except that we are not in a position to agree or disagree with PC411's statement that Coopers & Lybrand LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on PC411's financial statements.

Very truly yours,

KPMG PEAT MARWICK LLP